Exhibit 10.2*
ROCKWELL AUTOMATION, INC.
2026 LONG-TERM INCENTIVES PLAN
RESTRICTED STOCK UNIT AGREEMENT
FOR U.S. EMPLOYEES

To:    <first name> <last name>

    In accordance with Section 4(d) of the Rockwell Automation, Inc. 2026 Long-Term Incentives Plan (the “Plan”), <award amount> restricted stock units (“Restricted Stock Units”) of Rockwell Automation, Inc. have been granted to you effective <award date> (the “award date”), upon the terms and conditions of this Restricted Stock Unit Agreement for U.S. Employees (this “Agreement”), subject in all respects to the provisions of the Plan, as it may be amended. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

    The Restricted Stock Units are being granted to you upon the following terms and conditions:

1.Earning of Shares Underlying Restricted Stock Units

Each Restricted Stock Unit shall entitle you to receive one share of Stock of the Corporation. You will be deemed to have fully earned one-third of the Restricted Stock Units (rounded to the nearest whole number) on each of the first and second anniversary of the award date, and the balance of the Restricted Stock Units on the third anniversary of the award date, in each case if you continue as an Employee from the date hereof until the anniversary of the award date in the respective year, provided that:

(a)If the date of your retirement or other termination (excluding death and Disability, as such term is defined in the Plan) is before the first anniversary of the award date, then you shall be deemed not to have earned any of the Restricted Stock Units and shall have no further rights with respect to the Restricted Stock Units;

(b)if you die or your employment is terminated due to a Disability prior to the third anniversary of the award date, then you shall be deemed to have fully earned all the Restricted Stock Units subject to this Agreement on the date of your death or termination due to Disability, as the case may be;

(c)if your employment by the Corporation (or a Subsidiary) terminates on or after the first anniversary of the award date by reason of your retirement, you (or if you die after your retirement date, your estate or any person who acquires the Restricted Stock Units by bequest or inheritance) will be deemed to have earned the Restricted Stock Units on the date you would otherwise have become entitled to earn the Restricted Stock Units on the second and third anniversary of the award date. For purposes of this Section 1, retirement means termination of employment with the Corporation after attaining age 65 and five (5) years of service or age 55 and ten (10) years of service, except as otherwise determined by the Committee or the Chief Executive Officer of the Corporation and except for any terminations for “cause” (as determined by the Corporation) or as otherwise may be required by local law;

(d)if during the period of your continuous service as an Employee and prior to the vest date (i.e., the date on which the Restricted Stock Units are earned under this Agreement), (A) a Change of Control occurs, (B) all Restricted Stock Units that are outstanding are assumed or substituted with comparable awards by the successor corporation in such Change of Control or its parent corporation and (C) your employment is terminated (1) by reason of death or Disability, (2) by you for a Change of Control Good Reason or (3) by the Corporation (or a Subsidiary) other than for Cause, you shall be deemed to have fully earned all the Restricted Stock Units subject to this Agreement (and any substituted awards of restricted stock units) on the date of your separation from service. If during the period of your continuous service as an Employee and prior to the vest date, (A) a Change of Control occurs and (B) all Restricted Stock Units that are outstanding are not assumed or substituted with comparable awards by the successor corporation in such Change of Control or its parent corporation, then you shall be deemed to have fully earned all the Restricted Stock Units subject to this Agreement on the date of such Change of Control; and

(e)if you cease to be an Employee prior to satisfaction of any of the conditions set forth in paragraphs (a), (b), (c) or (d) of this Section 1, regardless of the reason for such cessation and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any, then you shall be deemed not to have earned any of the Restricted Stock Units and shall have no further rights with respect to the Restricted Stock Units. For purposes of the Restricted Stock Units, the Corporation shall have the exclusive discretion to determine whether you have ceased to actively provide continuous service to the Corporation or one of its Subsidiaries for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence).

(f)For purposes of your eligibility to earn the Restricted Stock Units under this Section 1, if you receive severance payments in connection with your separation from the Corporation (or a Subsidiary), you will be treated as not having terminated your employment with the Corporation (or a Subsidiary) until the last date on which you are entitled to receive severance payments from the Corporation (or a Subsidiary), at which time your employment will be deemed terminated.

2.Delivery of Shares Underlying Restricted Stock Units

As promptly as practicable and not later than sixty (60) days after you have earned the shares of Stock of the Corporation underlying the Restricted Stock Units in accordance with Section 1 (or within such longer period as permitted under Section 10(a) of the Plan, or in the event of your death, under Section
409A), the Corporation will deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock Units by bequest or inheritance) such shares of Stock.

3.Forfeiture of Shares Underlying Restricted Stock Units

Notwithstanding any other provision of this Agreement, if at any time it becomes impossible for you to receive any of the shares of Stock of the Corporation underlying the Restricted Stock Units in accordance with this Agreement, all the Restricted Stock

Units will be forfeited, and you will have no further rights of any kind or nature with respect thereto.

4. 409A for U.S. Federal Taxpayers

To the extent that you are subject to U.S. federal taxation, the following provisions of this Section 4 will apply to your Award.

This Agreement is intended to comply with, or be exempt from, Section 409A and, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intention. Notwithstanding any other provision of this Agreement to the contrary, the Corporation makes no representation that the Plan or any amounts payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement. For purposes of this Agreement, any reference to “termination of employment”, “termination” or similar reference, shall be deemed to refer to “Separation from Service” within the meaning of Section 409A. Further, to the extent that the Restricted Stock Units are subject to, not exempt from, Section 409A, the terms “Change of Control” and “Disability” shall have the meanings ascribed to such terms under Section 4(j)(iv) of the Plan.

To the extent that any amount payable under this Agreement constitutes an amount payable or benefit to be provided under a "nonqualified deferred compensation plan" (as defined in Section 409A) that is not exempt from Section 409A, and such amount is payable as a result of a Separation from Service and you are a "specified employee" (as defined and determined under Section 409A and any relevant procedures that the Corporation may establish) at the time of your Separation from Service, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to you until the day after the date that is six (6) months following your Separation from Service, at which time all payments that otherwise would have been paid to you under this Agreement during that six-month period, but were not paid because of this Section, will be paid in a single lump sum. This six-month delay will cease to be applicable in the event of your death.

5.Non-compete

If your principal place of employment or residence on the award date or the date of your termination of employment is anywhere other than an Excluded State (as defined below) then, as a condition to receiving and being eligible to earn the Restricted Stock Units, you undertake and agree by your acceptance of this Agreement that:

(a)during your employment with the Corporation or a Subsidiary and for two years after the date of your retirement or other termination of such employment, you shall not (i) directly or indirectly, except with the approval of the Corporation, engage or otherwise participate in any business that is competitive with any significant line of business of the Corporation or any of its Subsidiaries (otherwise than through ownership of not more than 5% of the voting securities of any such competitive business); or (ii) solicit or induce, or cause any other person or entity to solicit or induce, any employee of the Corporation or any of its Subsidiaries to leave their employment with the Corporation or any of its Subsidiaries to accept employment or other engagement with any other person or entity; and

(b)in the event that you breach this undertaking, in addition to any and all other remedies the Corporation may have, (i) any Restricted Stock Units that you have not yet earned under Section 1 that are outstanding and have not been earned as of the date of this Agreement, will be forfeited and you will have no further rights of any kind or nature with respect thereto; and (ii) with respect to any Restricted Stock Units that you have earned (other than Restricted Stock Units that were earned more than two years before the date of your retirement or other termination of employment), you agree to pay the Corporation upon written demand a cash amount equal to the Fair Market Value of the shares of Stock underlying such Restricted Stock Units and Restricted Stock as of the date that such shares were delivered to you pursuant to the Restricted Stock Units.

(c)For purposes of the foregoing, "Excluded State" means California, Massachusetts, Minnesota, North Dakota and Oklahoma, or any other jurisdiction where this Section 5 is prohibited by law.

If a Change of Control (as defined in the Plan) shall occur, however, the foregoing provisions (a) and (b) shall immediately terminate as of the date of such Change of Control and shall not limit your activities thereafter.

6.Transferability

The Restricted Stock Units are not transferable by you except by will or by the laws of descent and distribution and are deliverable, during your lifetime, only to you.

7.Responsibility for Taxes

You acknowledge that, regardless of any action taken by the Corporation or, if different, the Subsidiary for which you provide continuous service (the “Employer”), the ultimate liability for all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. You further acknowledge that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, earning or settlement of the Restricted Stock Units, the subsequent sale of Stock acquired pursuant to such settlement and the receipt of any dividends or other distributions paid on the Stock, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax-withholding event, as applicable, you agree to make arrangements satisfactory to the Corporation and/or the Employer to satisfy any withholding obligations the Corporation and/or the Employer may have for all Tax-Related Items. In this regard, you authorize the Corporation and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:

(a)withholding from wages or other cash compensation payable to you by the Corporation or the Employer;
(b)withholding from proceeds of the sale of Stock to be issued upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Corporation (on your behalf pursuant to this authorization without further consent); and
(c)any other method acceptable to the Corporation and permitted under the Plan and applicable laws.

The Corporation and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Stock. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Corporation and/or the Employer.

You agree to pay to the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to deliver the Stock or the proceeds of the sale of Stock if you fail to comply with your obligations for Tax-Related Items. The Corporation may cause a portion of the Restricted Stock Units to vest prior to the vesting dates described in Section 1 above in order to satisfy any Tax-Related Items that arise prior to the date of delivery of the Restricted Stock Units described in Section 2 above; provided that to the extent necessary to avoid a prohibited distribution under Section 409A, the number of Restricted Stock Units so accelerated shall be with respect to a number of shares with a value that does not exceed the liability for the Tax-Related Items.

8.Adjustments

If there shall be any change in or affecting the outstanding shares of Stock on account of any stock dividend or split, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, there shall be made or taken such amendments to this Agreement or the Restricted Stock Units as the Board of Directors may deem appropriate under the circumstances.

9.No Acquired Rights
You acknowledge, agree and consent that: (a) the Plan is established voluntarily by the Corporation, it is discretionary in nature and the Corporation may amend, cancel or terminate the Plan at any time; (b) the grant of the Restricted Stock Units subject to this Agreement is exceptional, voluntary and occasional and is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of restricted stock units or benefits under the Plan in the future, even if restricted stock units have been granted in the past; (c) future grants, if any, shall be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.

10.Dividend, Dividend Equivalents and Voting Rights.
(a)Limitations on Rights Associated with Restricted Stock Units. You shall have no rights as a shareowner of the Corporation, no dividend rights (except as expressly provided in Section 10(b) with respect to Dividend Equivalents) and no voting rights, with respect to the Restricted Stock Units or any shares of Stock underlying or issuable in respect of such Restricted Stock Units until such shares of Stock are actually issued to you and you are the holder of record. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate or book entry evidencing such shares of Stock.
(b)Dividend Equivalent Distributions. As of any date that the Corporation pays an ordinary cash dividend on its shares of Stock, the Corporation shall credit you with a U.S. dollar amount of Dividend Equivalents equal to (i) the per share cash dividend paid by the Corporation on its shares of Stock on such date, multiplied by (ii) the total number of Restricted Stock Units (with such total number adjusted pursuant to Section 9 of the Plan) that are outstanding immediately prior to the record date for that dividend. Any Dividend Equivalents credited pursuant to the foregoing provisions of this Section 10(b) shall be subject to the same vesting and payment terms, conditions and restrictions as the original Restricted Stock Units to which they relate. Finally, no crediting of Dividend Equivalents shall be made pursuant to this Section 10(b) with respect to any Restricted Stock Units which, immediately prior to the record date for that dividend, have either been paid pursuant to Section 2 or terminated pursuant to Section 1(e). Notwithstanding anything contained in this Section 10(b), the Dividend Equivalents may be payable in shares of Stock or cash, as determined by the Corporation in its sole discretion. Further, the Corporation shall have no obligation to pay out any Dividend Equivalents unless and until they accrue to the equivalent value of a whole share of Stock.
11.Applicable Law and Venue

This Agreement and the Corporation’s obligation to deliver shares of Stock hereunder will be governed by and construed and enforced in accordance with the laws of Delaware and the Federal laws of the United States, without regard to any conflict of law provisions.

Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Restricted Stock Units or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts and hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

12.Beneficiary Designation

You explicitly agree that the beneficiary designated in your designated beneficiary plan, if any, for your Schwab One Brokerage account linked to your Equity Award Center account will apply to your Equity Award Center account, including without limitation the Restricted Stock Units, if permitted by the Corporation and validly designated under applicable law, unless you submit to Charles Schwab a written revocation of the designated beneficiary with respect to your Equity Award Center account.

13.Entire Agreement.

This Agreement and the Plan embody the entire agreement and understanding between the Corporation and you with respect to the Restricted Stock Units subject to this Agreement, and there are no representations, promises, covenants, agreements or understandings with respect to such Restricted Stock Units other than those expressly set forth in this Agreement and the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern.

14.Compliance with Law

Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Corporation shall not be required to deliver any shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Corporation shall, in its absolute discretion, deem necessary or advisable. You understand that the Corporation is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Corporation shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

Notwithstanding anything in this Agreement to the contrary, the non-compete restrictions in Section 5 of this Agreement shall not apply to you if you are an employee of the Corporation in California, and you are hereby notified that such non-compete restriction is void with respect to you as an employee in California.
15.Electronic Delivery and Acceptance

The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third-party designated by the Corporation.
16.On-Line Acceptance and Account Activation

This grant of the Restricted Stock Units is also subject to the condition that you accept your grant on-line within sixty days of the award date through the Schwab Equity Award Center® on the Web at https://eac.schwab.com and that you activate your stock plan account and complete all compliance matters related to account set-up (e.g., US form W8-BEN). By your acceptance of this grant on-line, you explicitly agree to all the terms and conditions of this Agreement and expressly acknowledge receipt of the Plan prospectus. If you do not accept your grant on-line and activate your stock plan account (including all compliance matters related to account set-up, as noted above) at least one day prior to the initial date the Restricted Stock Units are earned, the Restricted Stock Units that are expected to be earned on such date will be cancelled and you will have no further rights with respect to such Restricted Stock Units, unless the Corporation (in its sole discretion) elects to extend that date. The remaining Restricted Stock Units will continue to be earned as described in Section 1 above, provided that you accept your grant on-line and active your stock plan account as described above at least one day prior to the applicable dates that the remaining Restricted Stock Units will be earned. If you do not meet these deadlines, the remaining Restricted Stock Units will be cancelled.

17.No Advice Regarding Grant

The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

18.Subject to Clawback Policy

Notwithstanding anything in this Agreement to the contrary, the Restricted Stock Units evidenced by this Agreement may be subject to recoupment in accordance with or in order to comply with the terms and provisions of the Corporation’s clawback policies as may be in effect from time to time (including, but not limited to, the Rockwell Automation, Inc. Executive Compensation Recoupment Policy), to the extent such policies are applicable to you.

19.Imposition of Other Requirements

The Corporation reserves the right to impose other requirements on your participation in the Plan, and on the Restricted Stock Units, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.Waiver

You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by you or any other Participant.

A copy of the Plan and the Plan Prospectus are being delivered to you through the Schwab Equity Award Center® on the Web at https://eac.schwab.com. If you would like to receive a printed copy of the Plan Prospectus, call Rockwell Automation Stock Option Administration at +1-414-382-8401. In addition, general information about the Plan is available in the Long-Term Incentives Plan App on EPOCH.

                    ROCKWELL AUTOMATION, INC

By:
                    Rebecca W. House
Senior Vice President, Chief People and Legal Officer and Secretary